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                                                                 Exhibit (h)(16)

      FORM 8300, FINCEN SECTION 314(A) INFORMATION REQUESTS AND SUSPICIOUS
                            ACTIVITY REPORT AMENDMENT

This Form 8300, FinCEN Section 314(a) Information Requests and Suspicious Activity Report Amendment (the "Amendment") is made as of December ___, 2006, by and between Aston Funds, f/k/a ABN AMRO Funds (the "Fund") and PFPC Inc., a Massachusetts corporation ("PFPC").

                                   BACKGROUND:

A. The Fund and PFPC are parties to a Transfer Agency Services Agreement dated as of April 1, 2000 as amended to date (the "Agreement").

B. The Fund desires that PFPC provide certain monitoring and reporting services as set forth herein and, subject to the terms of this Amendment, PFPC is agreeable thereto.

C. The Fund and PFPC desire to amend the Agreement to accommodate the foregoing.

D. This Background section is hereby incorporated by reference in and made a part of this Amendment.

                                     TERMS:

Intending to be legally bound, the parties hereby agree that:

1. Form 8300 Services. Section [16] of the Agreement is hereby amended and supplemented to add the following new provision:

          The Fund hereby engages PFPC as its agent to prepare and file on behalf of the Fund Internal Revenue Service ("IRS")/Financial Crimes Enforcement Network ("FinCEN") Form 8300 filings and prepare required notices. PFPC will use reasonable efforts to monitor and track cash, currency and cash equivalents (as defined by the applicable regulations) received on behalf of the Fund to assist the Fund to comply with the requirements of IRC Reg. Section 1-6050I-1(c)(1)(ii). The Fund acknowledges that it does not accept cash for any transaction. As agent for the Fund, PFPC will prepare and file IRS/FinCEN Form 8300 and prepare and issue annual notices for the corresponding shareholder accounts as required by applicable IRS/FinCEN rules. Upon the Fund's reasonable written request and expense, PFPC will provide copies of Forms 8300 and related shareholder notices to the Fund. PFPC will be obligated hereunder to file such Form 8300s and prepare and issue such notices only to the extent the requisite information is timely provided to PFPC by the Fund.

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2. FinCEN Requests Under USA PATRIOT Act Section 314(a). Section [16] of the
Agreement is hereby amended and supplemented to add the following new provision:

          The Fund hereby engages PFPC to undertake reviews, in response to FinCEN Section 314(a) Information Requests received by the Fund and transmitted to PFPC, of the Fund's records of accounts and transactions that PFPC maintains on behalf of the Fund. The Fund recognizes that it is responsible under applicable regulations for responding to Section 314(a) Information Requests. Nonetheless, unless otherwise instructed by the Fund, PFPC will conduct a search pursuant to the Section 314(a) request which will be limited to current accounts, accounts maintained by a named customer during the preceding 12 months, and transactions conducted by or on behalf of or with a named customer during the preceding six months. When a potential FinCEN Section 314(a) Information Request match (first and last name or tax identification number) results from PFPC's established Section 314(a) review procedures, the match will be referred to the Fund for reporting to FinCEN, as the Fund may determine to be appropriate. In addition, for accounts where both the name and social security number match, the match will be reviewed according to PFPC's established CIP exception processing procedures. If the account match is confirmed using these CIP exception processing procedures, the account activity will be reviewed and, if PFPC in coordination with the Fund's AML Compliance Officer, determines the account and/or activity is suspicious, the item will be referred to PFPC's SAR Filing Service process for further analysis, and if appropriate, for preparation and filing of a SAR. PFPC will be obligated hereunder to undertake reviews relating to FinCEN Section 314(a) Information Requests, notifying the Fund of potential FinCEN Section 314(a) Information Request matches and reporting related suspicious activity on Form SAR only to the extent the FinCEN Section 314(a) Information Request is timely provided to PFPC by the Fund.

3. Legal Process. Section [16] of the Agreement is hereby amended and supplemented to add the following new provision:

          The Fund hereby engages PFPC to assist the Fund in complying with legal process which is defined to include civil and criminal subpoenas, civil or criminal seizure orders and IRS civil or criminal notices including notices of lien or levy by reviewing, in its discretion, customer account activity. While the Fund will respond directly and produce the information requested, PFPC will review the process, and in its discretion customer account activity, to determine if potentially suspicious activity has occurred. To the extent such activity is discovered, PFPC in coordination with the Fund's AML Compliance Officer, will review the account activity and if it determines that the account and /or the activity is suspicious, the item will be referred to PFPC's SAR Filing Service process for further analysis, and if appropriate, for preparation and filing of a SAR. The Fund hereby agrees to provide any such legal process to PFPC within 14 days of its receipt.


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4. Suspicious Activity Report AML Services. Section [16] of the Agreement is
hereby amended and supplemented to add the following new provisions:

          The Fund hereby engages PFPC as its agent to make the determinations of and to prepare and file suspicious activity report ("SAR") filings on behalf of the Fund as described in this Section. PFPC will use reasonable efforts to (i) determine in coordination with the Fund's AML Compliance Officer when a Form SAR should be filed as required by regulations applicable to the Fund, (ii) prepare and file the Form SAR as agent for the Fund and, maintain documents supporting the SAR,
          (iii) if appropriate under regulatory guidance and procedures file a Joint SAR as agent for the Fund and any other designated financial institutions and (iv) provide the Fund with a copy of the Form SAR within a reasonable time after filing. Although PFPC may file a joint SAR for the Fund and other financial institutions, PFPC shall do so solely as agent for the Fund, and not as agent for any other financial institution. To the extent permitted by applicable law or regulation, PFPC may share information related to the Services hereunder with its supervising parent entities and financial institutions subject to a joint SAR filing.

          Each party will promptly notify the other party (as permitted by applicable law) if any further communication is received from the U.S. Department of the Treasury or any law enforcement agencies regarding the SAR. The parties will reasonably cooperate and assist each other in responding to inquiries from the U.S. Department of the Treasury or law enforcement agencies with respect to the SAR or with respect to supporting documentation for the SAR requested by any law enforcement agency.

          Unless prohibited by applicable law, each party will use reasonable efforts to consult with the other party's authorized personnel prior to contacting law enforcement authorities or filing a SAR. Notwithstanding the foregoing, each party reserves the sole discretion to make any such contacts or filings without prior notification or approval of the other party. If upon consultation, the parties disagree with a PFPC recommendation to contact law enforcement or file a SAR, either party may make a notification or file a SAR, as applicable, independently of the other party.

          In addition to any confidentiality obligations set forth in the Agreement, each party understands and acknowledges the extreme confidential nature of underlying information concerning SAR filings ("SAR Confidential Information"). Each party agrees to hold all SAR Confidential Information in strict confidence and to share such SAR Confidential Information only with, to the extent permitted by applicable law, (i) the other party, (ii) the Fund's control affiliates ("control" as defined under Section (2(a)(9) of the Investment Company Act of 1940), which may include the Fund's investment adviser, and (iii) if


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          applicable, another financial institution involved in the transaction, and each of their respective employees on a need-to-know basis. The Fund represents and warrants to PFPC that the Fund has in place a confidentiality agreement with the Fund's control affiliates and any other financial institution for which joint SARs may be filed that require the control affiliates and each such financial institution to maintain the confidence of SAR Confidential Information as required by applicable law.

          The Fund hereby authorizes PFPC, as its agent, to share information about potentially suspicious activities, but not the acknowledgment or copy of any SAR filing, with other financial institutions in accordance with Section 314(b) of the USA PATRIOT Act. As between PFPC and the Fund, the Fund will be solely responsible for the timely filing of any annual notices required by Section 314(b) to allow PFPC to share such information.

5. Indemnification/Limitation of Liability. Section [12] of the Agreement is hereby amended and supplemented to add the following new provision:

     Notwithstanding anything to the contrary in the Agreement, the Fund shall indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all charges, expenses, assessments, claims and liabilities of any kind (including, without limitation, attorneys' fees and disbursements) arising directly or indirectly from any action or omission to act of PFPC in connection with the provision of services to the Fund under this Amendment. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misconduct in the performance of PFPC's activities under this Agreement. Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the fees received by PFPC for the services provided under this Amendment during the twelve (12) months immediately prior to the date of such loss or damage.

6.   Miscellaneous.

     (a) Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

     (b) As compensation for services rendered by PFPC under this Amendment, the Fund will pay to PFPC such fees and expenses as may be agreed to from time to time in writing by the Fund and PFPC.


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     (c)  As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

     (d) The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

     (e) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

     (f) If any provision of the Agreement including this Amendment is found to be invalid, illegal or unenforceable, no other provision of this contract shall be affected and all other provisions shall be enforced to the full extent of the law.

     (g) This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

[FUND CLIENT]


By:
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Name:
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Title:
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PFPC INC.


By:
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Name:
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Title:
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